--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
--------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   RGC International Investors, LDC             Learn2 Corporation (LTWC)                           Director          X  10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. or Social       4. Statement for        ----          title  ---- (specify
 c/o Rose Glen Capital Management, L.P.         Security Number           Month/Day/Year                     below)       below)
 3 Bala Plaza East, Suite 501                    of Reporting                                  -----------------  ------------------
 251 St. Asaphs Road                            Person (Voluntary)       September 4, 2002
--------------------------------------------                           ---------------------  7. Individual or Joint/Group Filing
                  (Street)                    Page 1 of 3              5. If Amendment,          (Check Applicable Line)
                                                                          Date of Original   ___ Form filed by One Reporting Person
                                                                          (Month/Day/Year)    X  Form filed by More than One
  Bala Cynwyd      PA               19004                                                    --- Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of   2. Trans-    2A. Deemed     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action        Execution     action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date          Date,         Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                               if any       (Instr. 8)                                     Owned             Direct        Bene-
                 (Month/       (Month/                                                     Following         (D) or        ficial
                 Day/          Day/         ------------------------------------------     Reported          Indirect      Owner-
                 Year)         Year)                                (A)                    Transaction(s)    (I)           ship
                                                                    or                     (Instr. 3
                                          Code    V       Amount    (D)     Price          and 4)           (Instr. 4)    (Instr. 4)
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Common Stock     09/04/02                  S               17,000    D      $0.0665      10,552,042         D*
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-  3A. Deemed    4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      Execution    tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        Date,        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/      if any                     posed of (D)             (Month/Day/
                                       Deriv-       Day/        (Month/                    (Instr. 3, 4, and 5)     Year)
                                       ative        Year)       Day/
                                       Security                 Year)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
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NONE
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7. Title and Amount of Under-       8. Price   9. Number         10. Owner-     11. Nature
   lying Securities                    of         of Deriv-          ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative              Form           direct
                                       ative      Securi-            of De-         Bene-
                                       Secur-     ties               rivative       ficial
                                       ity        Bene-              Secu-          Own-
                                       (Instr.    ficially           rity:          ership
                                       5)         Owned              Direct         (Instr. 4)
   -----------------------                        Following          (D) or
   Title         Amount or                        Reported           Indi-
                 Number of                        Transaction(s)     rect (I)
                 Shares                           (Instr. 4)         (Instr. 4)
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Explanation of Responses:

* The Common Stock is owned directly by RGC International Investors, LDC ("RGC"), a private investment fund. Rose Glen Capital
Management, L.P. ("Rose Glen") is the investment manager of RGC. RGC General Partner Corp. ("Partner") is the general partner of
Rose Glen. Rose Glen and Partner disclaim beneficial ownership of the Common Stock, except to the extent of their pecuniary interest.



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


*If the form is filed by more than one person, see Instruction 4(b)(v).



                                                                       /s/ Steven B. Katznelson             September 6, 2002
                                                                      -----------------------------------   -----------------
**Intentional misstatements or omissions of facts constitute            **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and
  15 U.S.C. 78f f(a).
                                                                      RGC International Investors, LDC
                                                                        By: Rose Glen Capital Management, L.P.
                                                                         By: RGC General Partner Corp.
                                                                          By: Steven B. Katznelson,
                                                                              Managing Director

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.


Additional Filing Persons:                  Nature of Ownership:

Rose Glen Capital Management, L.P.                 Indirect *
3 Bala Plaza East, Suite 501
251 St. Asaphs Road
Bala Cynwyd, PA  19004

RGC General Partner Corp.                          Indirect *
3 Bala Plaza East, Suite 501
251 St. Asaphs Road
Bala Cynwyd, PA  19004

Designated Filer:                           RGC International Investors, LDC
Issuer and Trading Symbol:                  Learn2 Corporation; LTWC


Signatures

/S/ STEVEN B. KATZNELSON                    /S/ STEVEN B. KATZNELSON
-----------------------------------         -----------------------------------
Rose Glen Capital Management, L.P.          RGC General Partner Corp.
  By: RGC General Partner Corp.               By: Steven B. Katznelson
         By: Steven B. Katznelson                 Managing Director
             Managing Director